EXHIBIT 10.22.1
FIRST AMENDMENT TO THE NCR NONQUALIFIED EXCESS PLAN
(As Amended and Restated
Effective December 31, 2008)

AMENDMENT TO THE NCR NONQUALIFIED EXCESS PLAN as restated and in effect December 31, 2008 (the "Plan"), by NCR Corporation ("NCR").

WHEREAS, NCR established the Plan effective January 1, 1995;

WHEREAS, the Plan was amended and restated effective December 31, 2008;

WHEREAS, NCR desires that all retirement plans of NCR be subject to uniform provisions and procedures for plan administration, benefit claims and appeals; and

WHEREAS, this amendment was approved by the NCR Board of Directors at its meeting on October 24, 2012, and the Senior Vice President and Chief Human Resources Officer was authorized to execute a conforming amendment to the Plan;

NOW, THEREFORE, NCR does hereby amend the Plan as follows, effective as of October 24, 2012:

1.	Section 1.9 is renumbered as Section 1.10 and a new Section 1.9 is added to read in its entirety as follows:

1.9    "Plan Administrator" means the Company, except that if the Company has delegated its authority as Plan Administrator of the NCR Pension Plan (the "Pension Plan") to any individual or entity pursuant to section 8.3 of the Pension Phm, then the Plan Administrator for the Plan shall be the individual or entity that is the "Plan Administrator" of the Pension Plan. The Plan Administrator is the Company with respect to those responsibilities expressly reserved to the Company by the Plan.

2.	Article VI of the Plan is hereby amended in its entirety to read as follows:

ARTICLE VI
Administration

6.1    The Plan shall be administered by the Plan Administrator or its delegate. All determinations, interpretations and actions by the Plan Administrator under the Plan or with respect to any benefits thereunder shall be made subject to the sole discretionary authority of the Plan Administrator.

6.2    The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder (to the extent applicable to the Plan) relating to records of a Participant's service, accrued benefits and the percentage of such benefits which are nonforfeitable under the Plan.

6.3    The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)    to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)    to prescribe procedures to be followed by Participants or beneficiaries filing applications for benefits;

(c)    to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(d)    to receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)    to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)    to receive and review the periodic valuation of the Plan made by the actuary; and

(g)    to receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements of a trustee (if any).

6.4    The Plan Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility to receive a benefit under the Plan.

6.5    The Plan Administrator may adopt such rules and actuarial tables as it deems necessary, desirable, or appropriate. All rules and decisions of the Plan Administrator shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant, beneficiary, the Company, the legal counsel of the Company, or an actuary.

6.6    The Plan Administrator shall make all determinations as to the right of any person to a benefit. Any denial of a claim for benefits under the Plan by a Participant or beneficiary shall be stated in writing and delivered or mailed to the Participant or beneficiary. Such notice shall set forth the specific reasons for the denial; the specific references to the pertinent Plan provisions on which the denial is based; specific references to any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary; and an explanation of the Plan's claim review procedure. The notice shall be written to the best of the ability of the person(s) making the determination on the claim, in a manner that may be understood without legal or actuarial counsel.

(a)    Any Participant or beneficiary whose claim for benefits has been denied may request a review of the decision by the Plan Administrator. A request for a review must be in writing and must be made within 60 days after the claimant receives the written notice of denial.

(b)    At the time that he requests the review, the claimant may submit issues and comments relevant to the claim in writing and may request to review pertinent documents. The Plan Administrator shall render a written decision on its review of the denial promptly, but not later than 60 days after the receipt of the claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered not later than 120 days after the receipt of the request. The decision of the Plan Administrator shall set forth the reasons for the decision, stated in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the decision is based. All interpretations, determinations, decisions, and other actions of the Plan Administrator in reviewing a denial decision, taken in accordance with the provisions of this Plan, shall be final, conclusive and binding on all parties.

6.7    Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Participant or beneficiary shall only be brought or filed in the United States District Court for the Northern District of Georgia.

3.	Article VII of the Plan is hereby amended by adding the following sentence at the end thereof:

The Board of Directors may delegate its authority to amend the Plan in whole or part.

4.	Section 8.1 of the Plan is hereby amended in its entirety to read as follows:

8.1    The Plan shall be governed by and construed in accordance with federal law and, to the extent not preempted by federal law, the laws of the State of Ohio.

5.	Section 8.5 is amended in its entirety to read as follows:

8.5    Any payment to a Participant or spouse of a Participant or the legal representative of either, in accordance with the terms of this Plan, shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator. Any release of claims provided pursuant to this Section 8.5 must be executed and delivered to the Company, and must become effective and irrevocable in accordance with its terms, prior to the payment commencement date determined under this Plan.

6.	Section 8.9 is amended to add "the Plan Administrator," following "the 409A Committee,".

IN WITNESS WHEREOF, NCR has caused this amendment to the Plan to be executed this 24th day of October, 2012.

FOR NCR CORPORATION

By: /s/ Andrea Ledford
Senior Vice President and Chief Human Resources Officer